Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Air Products
an
d C
he
micals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	2.950% Notes due 2031	457(r)	$516,500,000	99.755%	$515,234,575	$0.00015310	$78,882.42

Fees to be Paid	Debt	3.450% Notes due 2037	457(r)	$516,500,000	99.971%	$516,350,215	$0.00015310	$79,053.22

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—

	Total Offering Amounts					$1,031,584,790		$157,935.64

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$157,935.64

(1)
The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The filing fee is calculated and is being paid pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, based on the maximum aggregate offering price of each series of securities.

(2)
The amount registered, maximum aggregate offering price and registration fee have been calculated by converting the amount registered from Euros to U.S. Dollars based upon the Euro to U.S. Dollar exchange rate at 9:00 a.m. (London time) on February 10, 2025 of €1.00 = $1.033.